Exhibit 99.1

December 19, 2018

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2018 FOURTH QUARTER AND FULL YEAR RESULTS

Company initiates fiscal year 2019 outlook; Expects return to growth in organic sales and profitability as well as significantly stronger cash flow generation and higher return on invested capital

Fourth Quarter and Full Year Fiscal 2018 Highlights

•	Fourth quarter and full year net sales of $659.8 million and $2.4 billion, respectively

•	Fourth quarter and full year net (loss) income of ($22.0) million and $13.0 million, respectively

•	Company recorded a $35.6 million non-cash impairment charge during the fourth quarter

•	Fourth quarter and full year Adjusted EBITDA[1] of $39.4 million and $148.0 million, respectively

•	Signed a definitive agreement to sell the Company’s mobility van business, Revability, with annual sales of approximately $40 million, on December 19, 2018

•

Fiscal year 2019 outlook: net sales of $2.4 to $2.6 billion, net income of $43 to $63 million, Adjusted EBITDA of $150 to $170 million, and net cash provided by operating activities of $110 to $130 million

Milwaukee, Wis.—(BUSINESS WIRE) — REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, today reported results for the three months ended October 31, 2018 (“fourth quarter 2018”). Consolidated net sales in the fourth quarter 2018 were $659.8 million, representing a decline of 3.5 percent over the three months ended October 31, 2017 (“fourth quarter 2017”). The decline in sales was primarily the result of lower Fire & Emergency segment shipments, partially offset by sales growth in the Commercial and Recreation segments. Consolidated net sales were $2.38 billion for the twelve months ended October 31, 2018 (“full year 2018”), which was an increase of 5.0 percent over the twelve months ended October 31, 2017 (“full year 2017”).

The Company’s fourth quarter 2018 net loss was $22.0 million, or $0.35 per diluted share which included a $35.6 million impairment charge for the planned disposition and write-down of certain assets. Adjusted Net Income1 for the fourth quarter 2018 was $17.6 million, or $0.28 per diluted share, compared to $29.3 million, or $0.44 per diluted share, in the fourth quarter 2017. Net income for the full year 2018 was $13.0 million, or $0.20 per diluted share. Full year 2018 Adjusted Net Income was $72.7 million, compared to $75.8 million for the full year 2017, which represents a decline of 4.1 percent resulting from lower earnings from organic operations and higher interest expense, partially offset by the benefits of the Lance acquisition.

Adjusted EBITDA in the fourth quarter 2018 was $39.4 million, compared to $58.4 million in the fourth quarter 2017. The decline in Adjusted EBITDA during the quarter was driven by lower profitability within the Fire & Emergency and Commercial segments, partially offset by growth in the Recreation segment. Full year 2018 Adjusted EBITDA was $148.0 million, compared to $162.5 million in full year 2017.

[1]

REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release. Note: These figures do not include the impact of acquisitions before their acquisition dates.

A non-cash impairment charge of $35.6 million was recorded as of October 31, 2018 that relates to the decision to sell certain non-core businesses, the identification of other assets that the Company will monetize in fiscal year 2019, and the impairment of certain information system assets. As of October 31, 2018, management decided to divest certain businesses and activities which include the Revability mobility van business, one Regional Technical Center and the Company’s rental fleet. Total cash that the Company expects to generate in fiscal year 2019 from these initiatives is approximately $40 million. A definitive agreement to sell the Revability business was signed on December 19, 2018.

“We are disappointed with our financial results for fiscal year 2018. Fiscal 2018 was a year in which we were confronted with the strong headwinds from the impacts of tariffs, chassis availability, material lead time extensions and temporary labor inefficiencies.” said Tim Sullivan, CEO REV Group. “As we look to fiscal year 2019, we expect improvement in the availability of chassis and flow of raw materials. We are taking actions to increase manufacturing output to meet the ongoing strength of demand and to catch up with the delayed shipments we have experienced. We enter fiscal year 2019 with expectations for a return to growth in organic sales and profitability as well as significantly stronger cash flow generation and higher returns on invested capital. In addition to the monetization of businesses and assets which is expected to generate approximately $40 million of cash in fiscal 2019, we have stepped up our focus on cash generation from operations across all our businesses. We are committed to continuing to evaluate our balance sheet and the performance of our portfolio to identify opportunities and actions to achieve our long-term financial objective of greater than 10 percent Adjusted EBITDA margins and to improve shareholder return.”

REV Group Fourth Quarter Segment Highlights

Fire & Emergency Segment

Fire & Emergency (“F&E”) segment net sales were $250.5 million in the fourth quarter 2018, a decrease of $67.0 million, or 21.1 percent, from $317.5 million in the fourth quarter 2017. In addition to the ongoing supply chain challenges, which adversely affected the timing of ambulance shipments, the decline in net sales during the quarter was also the result of temporary labor inefficiencies at two of our Fire division facilities. These labor issues are concluded but they resulted in the delay of approximately $40.0 million of fire apparatus deliveries into fiscal 2019. F&E net sales for full year 2018 were $956.6 million, a decline of 2.8 percent from $984.0 million in full year 2017. F&E backlog at the end of the fourth quarter 2018 was $707.5 million, up 20.0 percent compared to $590.3 million at the end of fiscal year 2017, and up 16.7 percent from $606.5 million at the end of the third quarter.

F&E segment Adjusted EBITDA was $18.5 million in the fourth quarter 2018, as compared to $39.4 million in the fourth quarter 2017. The decrease in Adjusted EBITDA was due to the decline in net sales and a reduction in gross profit margin resulting from delayed shipments and the impact of temporary labor inefficiencies. These unexpected labor inefficiencies are estimated to have cost the segment approximately $5.8 million in production inefficiencies and other direct costs in the fourth quarter. In addition, the segment continued to experience the impact of material cost increases and delays in chassis availability which started earlier in the year with the implementation of tariffs on certain commodities. Fourth quarter 2018 F&E segment Adjusted EBITDA margin was 7.4 percent of net sales, compared to 12.4 percent in the fourth quarter 2017. Full year 2018 Adjusted EBITDA in the F&E segment was $86.0 million, compared to $109.5 million in full year 2017. F&E segment Adjusted EBITDA margin for full year 2018 was 9.0 percent of sales, compared to 11.1 percent for full year 2017.

Mr. Sullivan commented, “We believe the underlying fundamentals in our F&E business remain healthy and our backlog has continued to grow with strong demand for fire trucks. Performance in the segment was impacted by temporary supply chain and labor issues. We are implementing changes to manufacturing processes and increasing our production capacity to improve productivity and increase output. We believe the solutions we are implementing will help us fulfill delayed shipments efficiently and will also benefit the long-term performance and profitability of the segment once supply-chain conditions normalize. In addition, we have implemented price increases to offset material cost inflation which we expect will improve the profitability of this segment as the year progresses.”

Commercial Segment

Commercial segment net sales were $181.9 million in the fourth quarter 2018, an increase of $5.9 million, or 3.4 percent, from $176.0 million in the fourth quarter 2017. The increase in net sales was the result of increases in shuttle bus and specialty vehicle units sold compared to the prior year quarter. Commercial net sales for full year 2018 were $638.5 million, a 3.0 percent increase from $620.1 million in full year 2017. Commercial backlog at the end of the fourth quarter was $381.4 million, an increase of 4.1 percent compared to $366.4 million at the end of fiscal year 2017, but seasonally down 9.2 percent from the end of the third quarter.

Commercial segment Adjusted EBITDA was $9.6 million in the fourth quarter 2018, compared to $14.8 million in the fourth quarter 2017. This decrease was primarily due to supply chain challenges, including tariffs and material availability which impacted the timing and profitability of certain product shipments, and unfavorable product mix as a result of higher volumes of shuttle bus units sold. Adjusted EBITDA margin was 5.3 percent of net sales in the fourth quarter 2018 compared to 8.4 percent in the fourth quarter 2017. Full year 2018 Adjusted EBITDA in the Commercial segment was $38.1 million, compared to $50.5 million in full year 2017. Commercial segment Adjusted EBITDA margin for full year 2018 was 6.0 percent of sales, compared to 8.1 percent for full year 2017.

Mr. Sullivan commented, “We are pleased to see continued growth in sales in the Commercial segment and are working towards improving margins as our price increases take effect and as we move past complications related to the availability of certain commercial chassis and other raw materials. We’re maintaining strong market share across key product categories and increasing levels of activity with multiple municipal city contracts which position us well for a stronger year in fiscal 2019. We expect to experience greater sales volumes of both transit buses and commercial school buses next year, which should provide a significant tailwind for both sales and profitability in the segment.”

Recreation Segment

Recreation segment net sales were $235.4 million in the fourth quarter 2018, an increase of $46.5 million, or 24.6 percent, from $188.9 million in the fourth quarter 2017. The increase in net sales was primarily due to net sales attributable to our Class B and Class C products as well as the acquisition of Lance. Excluding the impact of net sales from Lance, Recreation segment net sales increased by $13.7 million or 7.3 percent in the fourth quarter 2018 compared to the fourth quarter 2017. Recreation net sales for the full year 2018 were $811.9 million, a 23.1 percent increase from $659.8 million in full year 2017. Recreation segment backlog at the end of the fourth quarter 2018 was $290.7 million, which was up 100 percent from $144.8 million at the end of fiscal year 2017, and up 16.5 percent sequentially from the end of the third quarter 2018.

Recreation segment Adjusted EBITDA was $21.8 million in the fourth quarter 2018, an increase of $7.4 million, or 51.4 percent, from $14.4 million for the fourth quarter 2017. The increase in Adjusted EBITDA was due to the increased profitability at our Class B, Class C and Goldshield businesses in addition to the impact of the acquisition of Lance. Excluding the impact of Lance, Recreation segment Adjusted EBITDA increased 15.3 percent in the fourth quarter 2018 compared to the fourth quarter 2017. Adjusted EBITDA margin improved by 170 basis points to 9.3 percent of net sales in the fourth quarter 2018 compared to 7.6 percent in the fourth quarter 2017. Full year 2018 Adjusted EBITDA in the Recreation segment was $60.4 million, an increase of $24.2 million or 66.9 percent from $36.2 million in full year 2017. Recreation segment Adjusted EBITDA margin for full year 2018 grew 190 basis points to 7.4 percent of sales, compared to 5.5 percent for full year 2017.

Mr. Sullivan commented, “Strong growth in sales and backlog during the quarter were the result of our diverse portfolio of Recreation products and the benefit of our acquisition growth strategy. Our Recreation segment acquisitions are helping drive increased profitability and, along with the synergies earned from those acquisitions, they are bringing the segment closer to attaining our goal of Adjusted EBITDA margins above 10 percent. Recent efforts to realign our Class A product line are progressing well and we are receiving encouraging feedback from customers and dealers. In addition, we believe our distribution channel is healthy with capacity for additional units when the new selling season gets underway in early calendar year 2019. We believe our focus on maintaining leadership in the high-end, luxury channels of the Recreation market should enable us to outperform the industry over time, and we’re looking forward to continuing solid performance improvements in this segment in fiscal year 2019.”

Working Capital, Liquidity, and Capital Allocation

Net working capital2 for the Company at October 31, 2018 was $415.3 million compared to $299.8 million at the end of fiscal year 2017. The increase in net working capital was due to the increase in work-in-process inventory from chassis and material availability issues, the delay of shipments in the quarter and the impact of the Lance acquisition.

Cash and cash equivalents totaled $11.9 million at October 31, 2018. Net debt3 at October 31, 2018 was $410 million. As of October 31, 2018, the Company had $137 million available under its ABL revolving credit facility. Capital expenditures in the fourth quarter 2018 were $8.7 million compared to $4.1 million in the prior year quarter and totaled $41 million for the full year 2018 compared to $54 million for full year 2017. During the quarter the Company repurchased a total of 518,838 of its common shares for $7.8 million, an average repurchase price of $14.96 per share. During fiscal year 2018, the Company repurchased a total of 3,233,352 of its common shares for $53.3 million, an average repurchase price of $16.47 per share. Shares outstanding as of October 31, 2018 were 62,683,808.

Fiscal 2019 Outlook

The Company also provided its initial outlook for fiscal year 2019, which includes the following performance expectations:

•	Full-year 2019 revenue of $2.4 to $2.6 billion

•	Net income of $43 to $63 million

•	Adjusted EBITDA of $150 to $170 million

•	Adjusted Net Income of $66 to $84 million

•	Capital Expenditures of $25 to $30 million

•	Interest expense of $29 to $31 million

•	Effective tax rate of 25 percent to 27 percent

•	Net cash provided by operating activities of $110 to $130 million

Mr. Sullivan commented, “We are leveraging our learnings from fiscal year 2018 in order to return to growth in fiscal year 2019. We believe the changes we implemented in the challenging operating environment of fiscal 2018 will benefit us next year. We expect the strength of our financial results in fiscal 2019 to be weighted toward the second half of the year, consistent with historical trends, and that first quarter performance will be softer than the prior year as near-term challenges persist through the end of the calendar year.”

Sullivan concluded, “In addition to our focus on driving growth, we are placing a high priority on cash generation and return on invested capital, and we have revised our incentive compensation program to align with this important objective. We believe we have an excellent portfolio of industry-leading brands and products, with significant opportunity to improve cash flow and return on invested capital next year. We are looking forward to a return to growth and a successful year in fiscal 2019 as we benefit from our strong backlog, price increases, a leaner product portfolio, improving supply-chain environment, and increased manufacturing productivity.”

Quarterly Dividend

Our board of directors declared a quarterly dividend for our fourth quarter of 2018, payable on February 28, 2019, to holders of record on January 31, 2019, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

[2]	Net Working Capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).
[3]	Net Debt is defined as total debt (net of deferred financing costs) less cash and cash equivalents.

Conference Call

REV Group, Inc. will host a conference call to discuss its fourth quarter 2018 results and outlook on December 20th at 11:00 a.m. EST. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 30 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance as well as for the add-back of non-cash intangible asset amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, and in the Company’s subsequent quarterly reports on Form 10-Q, together with the Company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	October 31, 2018	October 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$11.9	$17.8
Accounts receivable, net	266.9	243.2
Inventories, net	514.0	452.4
Other current assets	24.0	13.4
Assets held for sale	26.3	—

Total current assets	843.1	726.8
Property, plant and equipment, net	214.3	217.1
Goodwill	161.8	133.2
Intangibles assets, net	174.6	167.9
Other long-term assets	14.3	9.4

Total assets	$1,408.1	$1,254.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1.3	$0.8
Accounts payable	218.1	217.2
Customer advances	117.8	95.8
Accrued warranty	19.0	26.0
Other current liabilities	55.5	70.2
Liabilities held for sale	5.5	—

Total current liabilities	417.2	410.0
Long-term debt, less current maturities	420.6	229.1
Deferred income taxes	19.9	22.5
Other long-term liabilities	18.0	20.3

Total liabilities	875.7	681.9
Commitments and contingencies
Shareholders’ equity	532.4	572.5

Total liabilities and shareholders’ equity	$1,408.1	$1,254.4

REV GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except shares and per share amounts)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017
Net sales	$659.8	$683.9	$2,381.3	$2,267.8
Cost of sales	586.7	587.7	2,103.3	1,973.2

Gross profit	73.1	96.2	278.0	294.6
Operating expenses:
Selling, general and administrative	49.5	48.5	182.8	188.3
Research and development costs	1.6	0.9	6.5	4.2
Amortization of intangible assets	4.5	4.5	18.1	14.9
Restructuring	0.2	1.0	7.2	4.5
Impairment charges	35.6	—	35.6	—

Total operating expenses	91.4	54.9	250.2	211.9

Operating (loss) income	(18.3)	41.3	27.8	82.7
Interest expense, net	7.4	5.3	25.6	20.7
Loss on early extinguishment of debt	—	—	—	11.9

Income before (benefit) provision for income taxes	(25.7)	36.0	2.2	50.1
(Benefit) provision for income taxes	(3.7)	13.3	(10.8)	18.7

Net (loss) income	$(22.0)	$22.7	$13.0	$31.4

(Loss) income per common share:
Basic	$(0.35)	$0.35	$0.20	$0.52
Diluted	$(0.35)	$0.35	$0.20	$0.50
Dividends declared per common share	$0.05	$0.05	$0.20	$0.15
Adjusted earnings per common share:
Basic	$0.28	$0.46	$1.14	$1.25
Diluted	$0.28	$0.44	$1.11	$1.22
Weighted Average Shares Outstanding:
Basic	63,101,433	63,993,317	63,966,977	60,738,242
Diluted	63,443,646	65,630,285	65,210,169	62,405,492

REV GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Twelve Months Ended
	October 31, 2018	October 31, 2017
Cash flows from operating activities:
Net income	$13.0	$31.4
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	46.0	37.8
Amortization of debt issuance costs	1.9	1.8
Amortization of Senior Note discount	—	0.1
Stock-based compensation expense	6.3	26.6
Deferred income taxes	(4.1)	2.9
Loss on early extinguishment of debt	—	11.9
Gain on disposal of property, plant and equipment	(3.0)	(1.2)
Impairment charges	35.6	—
Changes in operating assets and liabilities, net of effects of business acquisitions:	(114.9)	(78.1)

Net cash (used in) provided by operating activities	(19.2)	33.2
Cash flows from investing activities:
Purchase of property, plant and equipment	(40.6)	(54.0)
Purchase of rental fleet vehicles	(20.1)	(17.7)
Purchase of land in Riverside, CA	—	(7.6)
Proceeds from sale of property, plant and equipment	8.7	6.6
Investment in China JV	(7.6)	—
Acquisition of businesses, net of cash acquired	(60.0)	(156.4)

Net cash used in investing activities	(119.6)	(229.1)
Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	141.5	75.9
Proceeds from Term Loan	50.0	75.0
Payment of dividends	(12.8)	(6.4)
Repurchase and retirement of common stock	(53.3)	—
Net proceeds from initial public offering	—	253.6
Payment of debt issuance costs	(1.0)	(6.8)
Repayment of long-term debt	—	(180.0)
Senior Note prepayment premium	—	(7.7)
Redemption of common stock options including employer payroll taxes	(1.9)	(3.3)
Payments of withholding and employer payroll taxes for vesting of restricted stock	(0.1)	—
Proceeds from exercise of common stock options, net of employer payroll taxes	9.5	2.6
Changes in non-controlling interest	1.0	—

Net cash provided by financing activities	132.9	202.9

Net (decrease) increase in cash and cash equivalents	(5.9)	7.0
Cash and cash equivalents, beginning of period	17.8	10.8

Cash and cash equivalents, end of period	$11.9	$17.8

REV GROUP, INC.

SEGMENT INFORMATION

(Dollars in millions)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017
Net Sales:
Fire & Emergency	$250.5	$317.5	$956.6	$984.0
Commercial	181.9	176.0	638.5	620.1
Recreation	235.4	188.9	811.9	659.8
Corporate & Other	(8.0)	1.5	(25.7)	3.9

Total Company Net Sales	$659.8	$683.9	$2,381.3	$2,267.8

Adjusted EBITDA:
Fire & Emergency	$18.5	$39.4	$86.0	$109.5
Commercial	9.6	14.8	38.1	50.5
Recreation	21.8	14.4	60.4	36.2
Corporate & Other	(10.5)	(10.2)	(36.5)	(33.7)

Total Company Adjusted EBITDA	$39.4	$58.4	$148.0	$162.5

Adjusted EBITDA Margin:
Fire & Emergency	7.4%	12.4%	9.0%	11.1%
Commercial	5.3%	8.4%	6.0%	8.1%
Recreation	9.3%	7.6%	7.4%	5.5%
Corporate & Other	n/m	n/m	n/m	n/m
Total Company Adjusted EBITDA Margin	6.0%	8.5%	6.2%	7.2%

Period-End Backlog:	October 31, 2018	October 31, 2017
Fire & Emergency	$707.5	$590.3
Commercial	381.4	366.4
Recreation	290.7	144.8

Total Company Backlog	$1,379.6	$1,101.5

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in millions)

	Three Months Ended October 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$11.8	$(8.7)	$16.0	$(41.1)	$(22.0)
Depreciation & amortization	3.4	2.5	3.9	2.3	12.1
Interest expense, net	0.8	0.4	0.2	5.8	7.2
Benefit for income taxes	—	—	—	(5.0)	(5.0)

EBITDA	16.0	(5.8)	20.1	(38.0)	(7.7)
Restructuring costs	—	—	0.2	—	0.2
Stock-based compensation expense	—	—	—	1.2	1.2
Transaction expenses	—	—	—	0.7	0.7
Sponsor expenses	—	—	—	0.4	0.4
Legal matters	—	—	—	2.8	2.8
Impairment charges	0.8	12.8	1.5	20.5	35.6
Losses attributable to assets held for sale(1)	1.7	2.6	—	—	4.3
Deferred purchase price payment	—	—	—	1.9	1.9

Adjusted EBITDA	$18.5	$9.6	$21.8	$(10.5)	$39.4

(1)

Losses attributable to businesses that are classified as assets held for sale also include depreciation and amortization - $0.2 million, interest expense - $0.2 million and provision for income taxes - $1.4 million for the three months ended October 31, 2018.

	Three Months Ended October 31, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$31.1	$10.6	$11.4	$(30.4)	$22.7
Depreciation & amortization	4.4	2.4	2.8	1.4	11.0
Interest expense, net	1.1	0.8	—	3.4	5.3
Provision for income taxes	—	—	—	13.2	13.2

EBITDA	36.6	13.8	14.2	(12.4)	52.2
Transaction expenses	1.0	—	—	1.5	2.5
Sponsor expenses	—	—	—	0.2	0.2
Restructuring costs	—	1.0	—	—	1.0
Stock-based compensation expense	—	—	—	0.5	0.5
Non-cash purchase accounting	1.8	—	0.2	—	2.0

Adjusted EBITDA	$39.4	$14.8	$14.4	$(10.2)	$58.4

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in millions)

	Twelve Months Ended October 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$60.7	$7.1	$41.9	$(96.7)	$13.0
Depreciation & amortization	15.0	9.7	13.4	7.4	45.5
Interest expense, net	3.8	2.2	0.5	18.8	25.3
Benefit for income taxes	—	—	—	(12.2)	(12.2)

EBITDA	79.5	19.0	55.8	(82.7)	71.6
Restructuring costs	0.3	0.2	2.6	3.9	7.0
Stock-based compensation expense	—	—	—	6.3	6.3
Transaction expenses	0.2	—	—	2.6	2.8
Sponsor expenses	—	—	—	0.9	0.9
Non-cash purchase accounting expense	0.4	—	0.5	—	0.9
Legal matters	0.7	0.3	—	4.5	5.5
First year public company costs	—	—	—	1.5	1.5
Impairment charges	0.8	12.8	1.5	20.5	35.6
Losses attributable to assets held for sale(1)	4.1	5.8	—	—	9.9
Deferred purchase price payment	—	—	—	6.0	6.0

Adjusted EBITDA	$86.0	$38.1	$60.4	$(36.5)	$148.0

(1)

Losses attributable to businesses that are classified as assets held for sale also include depreciation and amortization - $0.5 million, interest expense - $0.3 million, provision for income taxes - $1.4 million, restructuring costs - $0.2 million and non-cash purchase accounting expense - $0.3 million for the twelve months ended October 31, 2018.

	Twelve Months Ended October 31, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$85.6	$36.1	$22.9	$(113.2)	$31.4
Depreciation & amortization	14.6	8.4	11.0	3.8	37.8
Interest expense, net	4.1	2.6	0.2	13.8	20.7
Provision for income taxes	—	—	—	18.7	18.7
Loss on early extinguishment of debt	—	—	—	11.9	11.9

EBITDA	104.3	47.1	34.1	(65.0)	120.5
Transaction expenses	1.8	—	—	3.4	5.2
Sponsor expenses	—	—	—	0.6	0.6
Restructuring costs	0.4	3.4	—	0.7	4.5
Stock-based compensation expense	—	—	—	26.6	26.6
Non-cash purchase accounting	3.0	—	2.1	—	5.1

Adjusted EBITDA	$109.5	$50.5	$36.2	$(33.7)	$162.5

REV GROUP, INC.

ADJUSTED NET INCOME

(Unaudited; dollars in millions)

	Three Months Ended		Twelve Months Ended
	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017
Net (loss) income	$(22.0)	$22.7	$13.0	$31.4
Amortization of Intangible Assets	4.5	4.5	18.1	14.9
Restructuring Costs	0.2	1.0	7.0	4.5
Transaction Expenses	0.7	2.5	2.8	5.2
Stock-based Compensation Expense	1.2	0.5	6.3	26.6
Non-cash Purchase Accounting Expense	—	2.0	0.9	5.1
Loss on Early Extinguishment of Debt	—	—	—	11.9
Sponsor Expenses	0.4	0.2	0.9	0.6
Legal Matters	2.8	—	5.5	—
First Year Public Company Costs	—	—	1.5	—
Impairment Charges	35.6	—	35.6	—
Losses attributable to assets held for sale	4.3	—	9.9	—
Deferred Purchase Price Payment	1.9	—	6.0	—
Impact of Tax Rate Change	1.2	—	(11.3)	—
Income Tax Effect of Adjustments	(13.2)	(4.1)	(23.5)	(24.4)

Adjusted net income	$17.6	$29.3	$72.7	$75.8

REV GROUP, INC.

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(Dollars in millions)

	Fiscal Year 2019
	Low	High
Net Income	$43.0	$63.0
Depreciation and Amortization	47.5	45.0
Interest Expense, net	31.0	29.0
Income Tax Expense	15.0	23.0

EBITDA	136.5	160.0
Stock-based Compensation Expense	8.0	7.0
Income Attributable to Assets Held for Sale	(1.0)	(2.0)
Legal Matters	2.0	1.0
Sponsor Expenses	1.0	0.5
Deferred Purchase Price Payout	3.5	3.5

Adjusted EBITDA	$150.0	$170.0

REV GROUP, INC.

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(Dollars in millions)

	Fiscal Year 2019
	Low	High
Net Income	$43.0	$63.0
Amortization of Intangible Assets	18.0	19.0
Stock-based Compensation Expense	8.0	7.0
Income Attributable to Assets Held for Sale	(1.0)	(2.0)
Legal Matters	2.0	1.0
Sponsor Expenses	1.0	0.5
Deferred Purchase Price Payout	3.5	3.5
Income Tax Effect of Adjustments	(8.5)	(8.0)

Adjusted Net Income	$66.0	$84.0